Exhibit 2.1

FORM OF SEPARATION AGREEMENT
By and Between
NORTHSTAR REALTY EUROPE CORP.
and
NORTHSTAR REALTY FINANCE CORP.
Dated as of [•], 2015

i

ii

SEPARATION AGREEMENT
SEPARATION AGREEMENT, dated as of [•], 2015, by and between NorthStar Realty Europe Corp., a Maryland corporation (“NRE”), and NorthStar Realty Finance Corp., a Maryland corporation (together with its permitted successors and assigns, “NRF”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
RECITALS
WHEREAS, the board of directors of NRF has determined that it is in the best interests of NRF and its stockholders to (i) have the NRF Business operate separately from the European Real Estate Business, (ii) contribute the European Real Estate Business to NRE, and (iii) distribute all of the outstanding NRE common stock, par value $0.01 per share (“NRE Common Stock”), on a one-for-six basis to the Recipients pursuant to the Distribution;
WHEREAS, NRF and NRE have prepared, and NRE has filed with the Commission, the Form S-11, which includes the prospectus and sets forth disclosure concerning NRE and the Distribution; and
WHEREAS, in connection with the foregoing and to set forth certain aspects of their ongoing relationship after the Separation and the Distribution, the Parties, and certain of their respective Subsidiaries and Affiliates, are entering or have entered, as applicable, into this Agreement and the Ancillary Agreements.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.
“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of the definition of “Affiliate,” “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means the distribution agent appointed by NRF to distribute the shares of NRE Common Stock held by NRF pursuant to the Distribution.
“Agreement” means this Separation Agreement.
“Ancillary Agreements” means, collectively, the Management Agreement, the Contribution Agreement and any instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including Article II.
“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including, but not limited to, the following:
(a)    all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
(b)    all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, and other tangible personal property;
(c)    all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
(d)    all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;
(e)    all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;
(f)    all letters of credit, performance bonds and other surety bonds;
(g)    all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;
(h)    all Intellectual Property and Technology;
(i)    all Software;
(j)    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists,

product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
(k)    all prepaid expenses, trade accounts and other accounts and notes receivable;
(l)    all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
(m)    all rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;
(n)    all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority;
(o)    all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
(p)    all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
“Assigned Contract” means (a) any contract that in NRF’s sole judgment relates exclusively to the European Real Estate Business and (b) with respect to any contract that relates, but does not in NRF’s sole judgment relate exclusively, to the European Real Estate Business (“Partial Assigned Contracts”), the portion, if any, of such Partial Assigned Contract that, in NRF’s sole judgment, relates to the European Real Estate Business (the “NRE Portion”).
“Assignee” has the meaning set forth in Section 2.04(b).
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which federally chartered banking institutions in the City of New York are authorized or obligated to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission.
“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than from or to a member of either Group, as applicable.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contribution Agreement” means the Contribution Agreement to be entered into by and between NRE and NRF, on or prior to the Distribution Date.
“Distribution” means the distribution by NRF of all the outstanding shares of NRE Common Stock owned by NRF on the Distribution Date to the Recipients on a pro-rata basis.
“Distribution Date” means the date determined in accordance with Section 4.02 on which the Distribution occurs.
“Escalation Notice” has the meaning set forth in Section 8.02(a).
“Escrow Account” has the meaning set forth in Section 5.08.
“European Real Estate Business” means the Assets and Liabilities of NRE, which holds the European commercial real estate business of NRF, excluding NRF’s European healthcare assets, as conducted immediately prior to the Distribution. For the avoidance of doubt, the European Real Estate Business shall include all Assets and Liabilities related to the NRE Notes.
“Excluded Assets” means (without duplication):
(a)    the “NorthStar” name;
(b)    any cash and cash equivalents (other than cash and cash equivalents that are Assets of NRE, including the Cash Contribution contemplated by the contribution agreement between NRF Operating Partnership and NRE Operating Partnership);
(c)    any and all other Assets owned by any member of the NRF Group immediately prior to the Distribution, wherever such Assets may be located (other than Assets of NRE); and
(d)    any and all Assets owned or held immediately prior to the Distribution by NRF or any of its Subsidiaries that are not used exclusively in the NRE Business (the intention of this clause (d) is only to rectify any inadvertent transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Excluded Asset; no Asset shall be deemed to be an Excluded Asset solely as a result of this clause (d) if such Asset is within the category or type of Asset expressly covered by the terms of an Ancillary Agreement unless the party claiming entitlement to such Asset can establish that the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed an Excluded Asset solely as a result of this clause (d) unless a claim with respect thereto is made by NRF on or prior to the first anniversary of the Distribution Date).

“Excluded Liabilities” means (without duplication):
(a)    any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by NRF or any other member of the NRF Group, which include any and all Liabilities incurred by NRF and its Affiliates, except not including (i) those Liabilities related to the European Real Estate Business, including indebtedness and payables related to the properties included in the European Real Estate Business or (ii) those Liabilities related to the NRE Notes.
(b)    any and all express agreements and obligations of any member of the NRF Group under this Agreement or any of the Ancillary Agreements;
(c)    any and all Liabilities of a member of the NRF Group to the extent relating to, arising out of or resulting from any Excluded Assets; and
(d)    any and all Liabilities of any members of the NRF Group that are not Liabilities of NRE.
“Expense Amount” has the meaning set forth in Section 5.08.
“Form S-11” means the registration statement on Form S-11 filed by NRE with the Commission to effect the registration of NRE Common Stock pursuant to the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.
“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.
“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Group” means either the NRF Group or the NRE Group, as the context requires.
“Indemnifiable Liability” has the meaning set forth in Section 5.06(a).
“Indemnifying Party” has the meaning set forth in Section 5.06(a).
“Indemnitee” has the meaning set forth in Section 5.06(a).
“Indemnity Payment” has the meaning set forth in Section 5.06(a).
“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Insurance Policies” means the insurance policies written by insurance carriers, including those (if any) affiliated with NRF, pursuant to which NRE or one or more of its Subsidiaries after the Distribution Date (or their respective officers or directors) will be insured or self-insured parties after the Distribution Date.
“Insurance Proceeds” means those monies:
(a)    received by an insured (or its successor-in-interest) from an insurance carrier;
(b)    paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or
(c)    received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;
in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property” means all of the following whether arising under the laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology. Intellectual Property shall not include the “NorthStar” name, which shall be governed by Article VII of this Agreement.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).
“IRS” means the United States Internal Revenue Service.
“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, Taxes, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, of any nature or kind, whether or not the same would properly be reflected on a balance sheet.
“Management Agreement” means the Management Agreement to be entered into by and between NSAM J-NRE Ltd, a Jersey limited company, and NRE, on or prior to the Distribution Date.
“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.
“NRE” has the meaning set forth in the preamble.
“NRE Assets” means all Assets of the European Real Estate Business other than the Excluded Assets.
“NRE Business” means, from and after the Separation, the business and operations of any member of the NRE Group, including the European Real Estate Business contributed by NRF to NRE pursuant to Article II.
“NRE Common Stock” has the meaning set forth in the recitals.
“NRE Group” means NRE and any of its direct or indirect Subsidiaries.

“NRE Indemnitees” has the meaning set forth in Section 5.04.
“NRE LTIP Units” has the meaning set forth in Section 9.04(a).
“NRE Notes” has the meaning set forth in Section 2.03(b).
“NRE Operating Partnership” means NorthStar Realty Europe Limited Partnership, a Delaware limited partnership.
“NRF” has the meaning set forth in the preamble.
“NRF Assets” means the Excluded Assets.
“NRF Business” means the business and operations of NRF, expressly excluding the European Real Estate Business, conducted immediately prior to the Distribution by any member of the NRF Group.
“NRF Common Stock” means the common stock, $0.01 par value per share, of NRF.
“NRF Equity Award” means an equity-based award granted by NRF or NRF Operating Partnership and outstanding as of the Distribution Date, including, without limitation, restricted stock units granted by NRF pursuant to the NRF Executive Incentive Bonus Plan, as amended, or the NSAM Executive Incentive Bonus Plan, which may be settled in cash or equity of NRF or NRF Operating Partnership.
“NRF Group” means NRF and each of its direct and indirect Subsidiaries, expressly excluding any entity that is a member of the NRE Group.
“NRF Indemnitees” has the meaning set forth in Section 5.03.
“NRF Operating Partnership” means NorthStar Realty Finance Limited Partnership, a Delaware limited partnership.
“NYSE” means the New York Stock Exchange.
“Party” shall mean either party to this Agreement, and “Parties” shall mean both parties to this Agreement.
“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Prospectus” means the prospectus forming a part of the Form S-11, as the same may be amended from time to time.

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.
“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.
“Recipients” means the Record Holders of NRF Common Stock on the Record Date.
“Record Date” means the close of business on the date determined by the NRF board of directors as the record date for determining the Record Holders of NRF Common Stock.
“Record Holders” means holders of record as of the Record Date of all of the shares of NRF Common Stock that were outstanding on the Record Date.
“REIT” means a real estate investment trust, as defined under the Code.
“REIT-Related Contest” has the meaning set forth in Section 9.03(g)(ii).
“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.
“Securities Act” means the Securities Act of 1933, as amended.
“Separation” means (a) any actions to be taken pursuant to Article II and (b) if not addressed by Article II, any transfers of Assets and any assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Specified Documents” means the Form S-11, the Prospectus and any other registration statement filed with the Commission in connection with the Distribution by or on behalf of NRE or any other member of the NRE Group.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
“Tax Contest” has the meaning set forth in Section 9.03(g).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, Medicare, value added and other taxes, and any interest, penalties or additions attributable thereto.
“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.
“Third Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the NRF Group or the NRE Group of any claim, or the commencement by any such Person of any Action, against any member of the NRF Group or the NRE Group.
“Transaction Indemnitees” has the meaning set forth in Section 5.05.
“Transaction Third Party Claim” has the meaning set forth in Section 5.05.
“Transfer” means to sell, assign, transfer, convey and/or deliver. The terms “Transferred” and “Transferable” shall have the correlative meanings.
“Transfer Taxes” has the meaning set forth in Section 9.03(e).

ARTICLE II
THE SEPARATION
Section 2.01    Separation Transactions. On or prior to the Distribution Date, NRF shall, and shall cause NRE and each Subsidiary and controlled Affiliate of NRF to, effect each of the transactions and Transfers set forth on Schedule I, which transactions and Transfers shall be accomplished substantially in the order described on and subject to the limitations set forth on Schedule I, in each case, with such modifications, if any, as NRF shall determine are necessary or desirable for efficiency or similar purposes.
Section 2.02    Transfer of Assets; Assumption of Liabilities.
(a)    Prior to the Distribution:
(i)    NRF shall, and shall cause its applicable Subsidiaries to, Transfer to NRE or certain of NRE’s Subsidiaries designated by NRE, and NRE or such NRE Subsidiaries shall accept from NRF and its applicable Subsidiaries, all of NRF’s and such Subsidiaries’ respective direct or indirect right, title and interest in the Assets of the European Real Estate Business existing immediately prior to the Distribution (other than the Excluded Assets and other than those certain Assets that in the sole discretion of NRE are impracticable to Transfer prior to the Distribution, and with respect thereto, the parties shall, in good faith, use commercially reasonable efforts to effect such Transfers when practicable), as provided for in the Contribution Agreement (and the other contribution agreements referenced therein);
(ii)    NRE and certain of its Subsidiaries designated by NRE shall accept, assume and agree faithfully to perform, discharge and fulfill all the Liabilities of the European Real Estate Business (other than the Excluded Liabilities) in accordance with their respective terms. NRE and such Subsidiaries shall be responsible for all Liabilities (other than Excluded Liabilities) of the European Real Estate Business, subject to the provisions of Article V;
(iii)    NRF shall, and shall cause its applicable Subsidiaries to, retain and, if necessary, Transfer to certain of its other Subsidiaries designated by NRF, and such other Subsidiaries shall accept from such applicable Subsidiaries, if necessary, NRF’s and such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by NRF; and
(iv)    NRF shall and shall cause its applicable Subsidiaries, to accept and assume, if applicable, or retain as designated by NRF, and agree faithfully to perform, discharge and fulfill the Excluded Liabilities, and NRF and such Subsidiary shall be responsible for all Excluded Liabilities.
(b)    In furtherance of the assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.02(a), on the date that such Assets are assigned, transferred, conveyed or delivered or such Liabilities are assumed (i) NRF and NRE, as applicable, shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of partnership or other interests, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all right, title and interest in and to such Assets to the applicable transferee, and (ii) NRF and NRE shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Liabilities by the applicable assignee thereof.
Section 2.03    Termination of Agreements.
(a)    Except as set forth in Section 2.03(b), in furtherance of the releases and other provisions of Section 5.01, each of NRE, on the one hand, and NRF, on the other hand, shall (i) terminate, or cause to be terminated, effective as of the Distribution Date, any and all agreements, arrangements, commitments and understandings whether or not in writing, between or among NRE and/or any other member of the NRE Group, on the one hand, and NRF and/or any other member of the NRF Group, on the other hand; and (ii) cause all intercompany accounts payable or accounts receivable (“Intercompany Accounts”) to be settled within a reasonable amount of time following the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date.
(b)    The provisions of Section 2.03(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement; (ii) the Ancillary Agreements; (iii) arrangements governing the relationship between NRE and NRF in connection with NRE’s issuance of 4.625% Senior Stock-Settlable Notes due December 2016 (the “NRE Notes”) and (iv) each other agreement, arrangement, commitment, understanding or Intercompany Account expressly contemplated by this Agreement, the Prospectus or any Ancillary Agreement to be entered into by either Party or any other member of its Group.
Section 2.04    Transfer of Agreements; Consent. On or prior to the Distribution Date:
(a)    Subject to the provisions of this Section 2.04 and the terms of the Ancillary Agreements, with respect to Partial Assigned Contracts, (i) NRF shall use reasonable efforts to cause each such Partial Assigned Contract to be divided into separate Contracts for each of the NRF Business and the NRE Business or (ii) if such a division is not possible, NRF shall cause the NRE Portion of such Partial Assigned Contract to be assigned to NRE, or otherwise to cause the same economic and business terms to govern with respect to such NRE Portion (by subcontract, sublicense or otherwise).
(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or the assignee (the “Assignee”) thereof. Until such Consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any alternative arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such Assigned Contract. The Parties shall use commercially reasonable efforts (which shall not require the payment of money to the counterparty to any such Assigned Contract) to obtain required Consents to assignment of Assigned Contracts hereunder.
Section 2.05    Certain Licenses and Permits. On or prior to the Distribution Date, all licenses, permits and authorizations issued by Governmental Authorities which exclusively relate to the NRE Business but which are held in the name of NRF or any of its Subsidiaries, or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of NRE (or its Subsidiaries) shall, to the extent Transferable and to the extent not requiring a Consent, approval or authorization for such Transfer, be Transferred by NRF to NRE.
Section 2.06    Disclaimer of Representations and Warranties. Each of NRF (on behalf of itself and each other member of the NRF Group) and NRE (on behalf of itself and each other member of the NRE Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, is representing or warranting in any way as to any Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any Consents or approvals required in connection therewith, as to the value or freedom from any security interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of set-off or freedom from counterclaim with respect to any claim or other asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, any such assets are being transferred on an “as is,” “where is” basis, and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of laws or judgments are not complied with.
Section 2.07    Removal of Certain Guarantees; Releases from Liabilities.
(a)    Except as otherwise specified in any Ancillary Agreement, (i) NRE shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the NRF Group removed as guarantor of or obligor for any Liability of NRE; provided, however, that this Section 2.07(a) shall not apply to any guarantee related to the NRE Notes; and (ii) NRF shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the NRE Group removed as guarantor of or obligor for any Liability of NRF.
(b)    If NRE or NRF, as the case may be, is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.07(a), the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder from and after the date hereof.
(c)    If (i) NRE is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.07(a), or (ii) Liabilities of NRE arise from and after the Distribution Date but before a member of the NRF Group which is a guarantor or obligor with reference to any such Liability of NRE is removed pursuant to Section 2.07(a), then such guarantor or obligor shall be indemnified by NRE for all Liabilities incurred by it in its capacity as guarantor or obligor. Without limiting the foregoing, NRE shall, or shall cause a member of the NRE Group to, reimburse any such member of the NRF Group which is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by NRF to NRE of notice of a payment made pursuant to this Section 2.07 in respect of Liabilities of NRE; provided, however, that this Section 2.07(c) shall not apply to the NRE Notes.
(d)    If (i) NRF is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.07(a), or (ii) Liabilities of NRF arise from and after the Distribution Date but before a member of the NRE Group which is a guarantor or obligor with reference to any such Liability of NRF is removed pursuant to Section 2.07(a), then such guarantor or obligor shall be indemnified by NRF for all Liabilities incurred by it in its capacity as guarantor or obligor. Without limiting the foregoing, NRF, shall, or shall cause a member of the NRF Group to, reimburse any such member of the NRE Group which is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by NRE to NRF of notice of a payment made pursuant to this Section 2.07 in respect of NRF Liabilities.
(e)    In the event that at any time before or after the Distribution Date NRF identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other Contracts (excluding guarantees) that relate primarily to the NRE Business but for which a member of the NRF Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, NRE shall, at its expense, take such actions and enter into such agreements and arrangements as NRF may reasonably request to effect the release or substitution of NRF (or a member of the NRF Group).
(f)    In the event that at any time before or after the Distribution Date NRE identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the NRF Business but for which a member of the NRE Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, NRF shall, at its expense, take such actions and enter into such agreements and arrangements as NRE may reasonably request to effect the release or substitution of NRE (or a member of the NRE Group).
(g)    The Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution or amendment required to novate or assign all Liabilities of NRE of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that in each such case, NRF (or an appropriate member of the NRF Group) shall be solely responsible for the Liabilities of NRF and NRE (or an appropriate member of the NRE Group) shall be solely responsible for the Liabilities of NRE; provided, however, that no Party shall be obligated to pay any consideration therefore (except for filing fees or other similar charges) to any third party from whom such Consent, substitution, amendment or release is requested. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 2.07 shall in any way limit the obligations of the Parties under Article V.
Section 2.08    Inadvertent or Incorrect Transfers or Omissions of Assets or Liabilities.
(a)    In the event that it is discovered after the Distribution that there was an inadvertent or incorrect omission of the Transfer or assignment by or on behalf of one Party to or on behalf of the other Party of any Asset or Liability that, in the sole judgment of NRE, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise caused to be so Transferred or assigned pursuant to this Agreement or any Ancillary Agreement, then upon such a determination by NRE, the Parties shall promptly effect such Transfer or assignment of such Asset or Liability, without payment of separate consideration therefor.
(b)    In the event that it is discovered after the Distribution that there was an inadvertent or incorrect Transfer or assignment by or on behalf of one Party to or on behalf of the other Party of any Asset or Liability that, in the sole judgment of NRE, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise not have been so Transferred or assigned pursuant to this Agreement or any Ancillary Agreement, then upon such a determination by NRE, the Parties shall promptly unwind such Transfer or assignment of such Asset or Liability and return such Asset to, or cause the assumption of such Liability by, the appropriate Party, without payment of separate consideration therefor.
(c)    The Parties hereby agree that to the extent any such Transfer or assignment, or any such unwind of Transfer or assignment, as provided pursuant to Section 2.08(a) or Section 2.08(b) above, is effected after the Distribution Date, such Transfer or assignment or such unwind of Transfer or assignment shall be given effect for all purposes as if such action had occurred as of the Distribution Date.
Section 2.09    Reimbursement. Notwithstanding any other provision of this Agreement, NRE shall promptly reimburse NRF for any principal, interest or other payments made by NRF or any of its Subsidiaries (excluding NRE) in respect of its guarantee of the NRE Notes.
ARTICLE III
ACTIONS PENDING THE DISTRIBUTION
Section 3.01    Actions Prior to the Distribution.
(a)    Subject to Section 3.02 and Section 4.02, NRF and NRE shall use reasonable efforts to consummate the Distribution, including by taking the actions specified in this Section 3.01.
(b)    Prior to the Distribution Date, NRF shall mail the Prospectus to the Recipients.
(c)    NRE shall use reasonable efforts to take all such action, if any, as may be necessary or appropriate to have NRE Common Stock approved for listing on the NYSE prior to the Distribution Date.
(d)    NRF and NRE shall use reasonable efforts to take all such action, if any, as may be necessary or appropriate under the state securities or blue sky laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
(e)    NRF and NRE shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are necessary or appropriate in order to effect the transactions contemplated hereby.
(f)    Prior to the Distribution Date, NRF, as sole stockholder of NRE prior to the Distribution, shall duly elect, as members of the NRE board of directors, the individuals listed as members of the NRE board of directors in the Prospectus, and such individuals shall continue to be members of the NRE board of directors on the Distribution Date.
(g)    Prior to the Distribution Date, the Articles of Amendment and Restatement and Bylaws of NRE, in substantially the forms filed as exhibits to the Form S-11, shall be in effect.
(h)    On or prior to the Distribution Date, the Amended and Restated Agreement of Limited Partnership of NRE Operating Partnership, in substantially the form filed as an exhibit to the Form S-11, shall be in effect.

Section 3.02    Conditions Precedent to Consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by NRF, of the following conditions:
(a)    The Form S-11 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form S-11 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission and the Prospectus shall have been mailed to the Recipients.
(b)    Each Ancillary Agreement shall have been duly executed and delivered by each party thereto and shall be in force and effect.
(c)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Distribution shall be in effect, and no other event outside the control of NRF shall have occurred or failed to occur that prevents the consummation of the Separation or the Distribution.
(d)    NRE shall have received an opinion from Hunton & Williams LLP to the effect that, beginning with the taxable year ending December 31, 2015, NRE will be organized in conformity with the requirements for qualification as a REIT under the Code and NRE’s proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for the taxable year ending December 31, 2015 and subsequent taxable years.
(e)    NRF or its Subsidiaries shall contribute to NRE or its Subsidiaries 100% of the ownership interests in the European Real Estate Business.
(f)    NRF Operating Partnership shall contribute to NRE Operating Partnership $250 million in cash.
(g)    Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Prospectus, the Registration Statement and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to NRE and, to the extent not paid by NRF on or prior to the Distribution Date, paid by NRE with funds received from NRF in connection with its initial cash contribution to NRE, a portion of such contribution specifically intended to cover such expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.
(h)    No other events or developments shall have occurred or exist prior to the Distribution Date that, in the judgment of the board of directors of NRF, would result in the Distribution having a material adverse effect on NRF or on the stockholders of NRF.
(i)    NRE Common Stock shall be approved for listing on the NYSE, subject to official notice of issuance.

(j)    Any material Governmental Approvals and any other material Consents necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect.
(k)    There shall not be pending any litigation or other proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Separation or the Distribution; or (ii) seeking to limit the effect of the Separation or the Distribution or the operation of the NRF Business or NRE Business after the Separation or the Distribution.
(l)    The actions set forth in Section 3.01(a), Section 3.01(d), Section 3.01(f), and Section 3.01(g) shall have been completed.
The foregoing conditions are for the sole benefit of NRF and shall not give rise to or create any duty on the part of NRF or the NRF board of directors to waive or not waive such conditions or in any way limit the right of NRF to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the NRF board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.
ARTICLE IV
THE DISTRIBUTION
Section 4.01    The Distribution.
(a)    NRE shall cooperate with NRF to accomplish the Distribution and shall, at the direction of NRF, promptly take any and all actions necessary or desirable to effect the Distribution. NRF shall select any Agent in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for NRF. NRF and NRE, as the case may be, will use all reasonable measures to provide, or cause the applicable member of its Group to provide, to the Agent all share certificates, if any, and any information as may be required in order to complete the Distribution.
(b)    Subject to the terms and conditions set forth in this Agreement, on the Distribution Date, NRF shall instruct the Agent to distribute, with respect to Recipients, by means of a pro-rata distribution to each Recipient (or such Recipient’s bank or brokerage firm on such Recipient’s behalf) electronically, by direct registration in book-entry form, one share of NRE Common Stock for every six shares of NRF Common Stock held by such Record Holder on the Record Date, provided that NRE Common Stock distributed with respect to NRF Common Stock granted as equity compensation will be subject to the terms of the plans or award agreements governing such NRF Common Stock. It is the intent of the foregoing that the Distribution be effected on a pro rata, as if converted basis. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date.
Section 4.02    Sole Discretion of NRF. NRF shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth herein, NRF may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.
ARTICLE V
MUTUAL RELEASES; PENDING, THREATENED AND UNASSERTED CLAIMS; INDEMNIFICATION
Section 5.01    Release of Pre-Closing Claims.
(a)    Except as provided in Section 5.01(c), effective as of the Distribution Date, NRE does hereby, for itself and each other member of the NRE Group, their respective Affiliates (other than any member of the NRF Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the NRE Group (in each case, in their respective capacities as such), release and forever discharge NRF and the other members of the NRF Group, their respective Affiliates (other than any member of the NRE Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the NRF Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities (other than Excluded Liabilities) to or of the NRE Group whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.
(b)    Except as provided in Section 5.01(c), effective as of the Distribution Date, NRF does hereby, for itself and each other member of the NRF Group, their respective Affiliates (other than any member of the NRE Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the NRF Group (in each case, in their respective capacities as such), release and forever discharge NRE, the other members of the NRE Group, their respective Affiliates (other than any member of the NRF Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the NRE Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities to or of the NRF Group whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.
(c)    Nothing contained in Section 5.01(a) or Section 5.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.03(b) not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or Section 5.01(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the NRF Group or the NRE Group that is specified in Section 2.03(b) as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution Date;
(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
(iii)    any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or the members of their respective Groups or any of their respective Subsidiaries or Affiliates or any of the respective directors, officers, employees or agents of any of the foregoing by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(iv)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.
In addition, nothing contained in Section 5.01(a) shall release NRF from honoring its existing obligations to indemnify any director, officer or employee of NRE or any of its Subsidiaries on or prior to the Distribution Date who was a director, officer or employee of NRF or any of its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving NRF or any of its Subsidiaries and was entitled to such indemnification pursuant to then-existing obligations.
(d)    NRE shall not make, and shall not permit any other member of the NRE Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NRF or any other member of the NRF Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a). NRF shall not make, and shall not permit any other member of the NRF Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NRE or any other member of the NRE Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

(e)    It is the intent of each of NRF and NRE, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among NRE or any other member of the NRE Group, on the one hand, and NRF or any other member of the NRF Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.01(c). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
Section 5.02    Pending, Threatened and Unasserted Claims. NRF shall assume liability for all pending, threatened and unasserted Claims relating to actions or omissions occurring prior to the Distribution relating to the NRE Business and NRE shall be responsible for all Claims relating to actions or omissions occurring after the Distribution that relate to the NRE Business. To the extent a Claim relates to a series of actions relating to the NRE Business occurring both before and after the Distribution, NRE shall allocate liability for such Claims between NRE and NRF on a pro-rata basis or such other means as NRE determines to be reasonable. In the event of any third-party Claims that name both Parties as defendants but that do not primarily relate to either the NRE Business or the NRF Business, each Party will cooperate with the other Party to defend against such Claims. Each Party will cooperate in defending any Claims against the other for events that are related to the Distribution, but may have taken place prior to, on or after the Distribution Date.
Section 5.03    Indemnification by NRE. Except as provided in Section 5.06, NRE shall indemnify, defend and hold harmless NRF, each other member of the NRF Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NRF Indemnitees”), from and against any and all Liabilities (other than Excluded Liabilities) of the NRF Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a)    the NRE Business, including the failure of NRE or any other member of the NRE Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the NRE Business in accordance with its terms after the Distribution Date; and
(b)    any breach by NRE or any other member of the NRE Group of this Agreement or any of the Ancillary Agreements.
Section 5.04    Indemnification by NRF. Except as provided in Section 5.06, NRF shall indemnify, defend and hold harmless NRE, each other member of the NRE Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the

“NRE Indemnitees”), from and against any and all Liabilities of the NRE Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a)    the NRF Business, including the failure of NRF or any other member of the NRF Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the NRF Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof;
(b)    the European Real Estate Business as conducted by Subsidiaries of NRF prior to the Distribution; and
(c)    any breach by NRF or any other member of the NRF Group of this Agreement or any of the Ancillary Agreements.
Section 5.05    Indemnification of Third Party Claims. Except as provided in Section 5.06 and subject to any contrary provision in any Ancillary Agreement, each Party shall indemnify, defend and hold harmless the other Party, each other member of such other Party’s Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Transaction Indemnitees”), from and against any Liabilities of the Transaction Indemnitees relating to, arising out of or resulting from any Third Party Claim as to which such Transaction Indemnitees are entitled to indemnification under this Agreement, including any Third Party Claim relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any Specified Document or any omission or alleged omission to state a material fact in any Specified Document required to be stated therein or necessary to make the statements therein not misleading (any such Third Party Claim, a “Transaction Third Party Claim”).
Section 5.06    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V (an “Indemnifiable Liability”) will be net of Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)    An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.
Section 5.07    Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Liability will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Liability and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority.
Section 5.08    Indemnification Payments to Protected REIT. Notwithstanding anything to the contrary in this Agreement, the amount of any indemnification payments due under this Agreement to a Protected REIT shall not exceed an amount equal to the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if such indemnification payment was Nonqualifying Income as determined by the REIT tax counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount that the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and (2) the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion of the Protected REIT’s REIT tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year (in which case, the Indemnitee shall be entitled to receive from the Escrow Account an amount not in excess of such maximum amount), or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements.
Section 5.09    Procedures for Indemnification of Third Party Claims.
(a)    If an Indemnitee shall receive notice or otherwise learn of a Third Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.03, Section 5.04 or Section 5.05 or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 10 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.09(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice and then only to the extent of such prejudice.
(b)    An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 5.05) and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 20 days after the receipt of notice from an Indemnitee in accordance with Section 5.09(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but (subject to Section 5.05) the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 5.09(a)), and (ii) if a conflict exists between the positions of Indemnifying Party and Indemnitee and Indemnitee believes it is in Indemnitee’s best interest to obtain independent counsel.
(c)    If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.09(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 5.05).
(d)    If an Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and that releases the Indemnitee completely in connection with such Third Party Claim, provided that Indemnitee shall not be required to admit any fault.
(e)    No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f)    Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.
Section 5.10    Additional Matters.
(a)    Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements.
(b)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(c)    In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the, or add the Indemnifying Party as an additional, named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
Section 5.11    Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 5.12    Conflict with Section 9.03. For the avoidance of doubt, to the extent there is any conflict between the provisions of this Article V and the provisions of Section 9.03, the provisions of Section 9.03 shall control.

Section 5.13    Survival of Indemnities. The rights and obligations of each of NRF and NRE and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or the assignment by it of any Liabilities.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
Section 6.01    Agreement for Exchange of Information; Archives.
(a)    Each of NRF and NRE, on behalf of its Group, agrees to provide, or cause to be provided, to the other Group, at any time before the Distribution Date or until the fifth anniversary of the date of this Agreement, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any member of its Group (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party or such member, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that either Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
(b)    After the Distribution Date and until the fifth anniversary thereof, each of NRF and NRE shall have access during regular business hours (as in effect from time to time) to the documents that relate, in the case of NRF, to the NRF Business that are located in archives retained or maintained by NRE or, in the case of NRE, to the NRE Business that are located in archives retained or maintained by NRF. Each of NRF and NRE may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that the Party receiving such objects shall cause any such objects to be returned promptly in the same condition in which they were delivered to such Party and that each of NRF and NRE shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to the other. Nothing herein shall be deemed to restrict the access of any member of the NRF Group or NRE Group to any such documents or objects or to impose any liability on any member of the NRF Group or the NRE Group, as applicable, if any such documents are not maintained or preserved by NRF or NRE, as applicable.
(c)    After the Distribution Date and until the fifth anniversary of the date hereof, each of NRF and NRE (i) shall maintain, or cause to be maintained, in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations and (ii) shall provide, or cause to be provided, to the other Party in such form as such other Party shall reasonably request, at no charge to the requesting Party, all financial and other data and information as such requesting Party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.
Section 6.02    Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
Section 6.03    Compensation for Providing Information. Except as set forth in Section 6.01(c), the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
Section 6.04    Limitations on Liability. Neither Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. Neither Party shall have any liability to the other Party if any Information is destroyed after reasonable efforts by such Party to comply with the provisions of Section 6.01.
Section 6.05    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.
Section 6.06    Production of Witnesses; Records; Cooperation.
(a)    After the Distribution Date, except in the case of an adversarial Action by one Party against the other Party, each Party shall use reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall, except as otherwise required by Article VI, bear all costs and expenses in connection therewith.

(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, compromise or settlement, and shall otherwise cooperate in such defense, compromise or settlement.
(c)    Without limiting any provision of this Section, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with the other Party in the defense of any infringement or similar claim with respect to any Intellectual Property, and shall not acknowledge, or permit any member of its Group to acknowledge, the validity, enforceability, misappropriation or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, misappropriation or similar claim except as required by Law.
(d)    The obligation of the Parties to provide witnesses pursuant to this Section 6.06 is intended to be interpreted to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.06(a)).
(e)    In connection with any matter contemplated by this Section 6.06, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.
Section 6.07    Confidentiality.
(a)    Subject to Section 6.08, each of NRF and NRE, on behalf of itself and each other member of its Group, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary Information of NRF pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or any other member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group), which sources are not known by such Party to be themselves bound by a confidentiality obligation, or

(iii) independently generated without reference to any proprietary or confidential Information of any member of the other Group.
(b)    Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 6.07(a)) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.08. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party, either return the Information to the other Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).
Section 6.08    Protective Arrangements. In the event that either Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any other member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by law, notify the other Party as soon as practicable prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.
ARTICLE VII
THE NORTHSTAR NAME
Section 7.01    The NorthStar Name. To the extent that NRF and its Affiliates have a proprietary interest in the name “NorthStar,” NRF hereby grants to NRE a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “NorthStar.” Further, NRE shall have the right to provide such non-transferable, non-assignable, non-exclusive royalty-free right and license to use the “NorthStar” name to any other vehicle or entity in which NRE has an economic interest, directly or indirectly.
ARTICLE VIII
DISPUTE RESOLUTION
Section 8.01    Disputes. Subject to Section 11.12 and except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any members of the NRF Group, on the one hand, and any members of the NRE Group, on the other hand.
Section 8.02    Escalation; Mediation.
(a)    It is the intent of the Parties to use reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable efforts to meet within 30 days of the Escalation Notice.
(b)    If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.
(c)    In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 8.02(a) or Section 8.02(b) in any way affects an agreement or arrangement between either of the Parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.
Section 8.03    Court Actions.
(a)    In the event that either Party, after complying with the provisions set forth in Section 8.02, desires to commence an Action, such Party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(b)    Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.
ARTICLE IX
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
Section 9.01    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 3.02 and Section 4.02, use reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements, including amending or modifying this Agreement and the Ancillary Agreements, to the extent necessary to reflect the intent of the parties in entering into the transactions contemplated by this Agreement and the Ancillary Agreements, including those set forth in Schedule I, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including those set forth in Schedule I.
(b)    Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effect the provisions and purposes of this Agreement and the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder or thereunder and the other transactions contemplated hereby and thereby.
(c)    On or prior to the Distribution Date, NRF and NRE, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, as applicable, shall each ratify any actions that are reasonably necessary or desirable to be taken by any member of the NRE Group or the NRF Group, as the case may be, to effect the transactions contemplated by this Agreement.
(d)    Prior to the Distribution Date, if either Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.
Section 9.02    Insurance Matters. NRF and NRE agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date and for the treatment of any Insurance Policies that will remain in effect following the Distribution Date on a mutually agreeable basis. In no event shall NRF, any other member of the NRF Group or any NRF Indemnitee have liability or obligation whatsoever to any member of the NRE Group or any NRE Indemnitee in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the NRE Group or any NRE Indemnitee for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. For the avoidance of doubt, all pre-Distribution claims shall be made under NRF’s existing insurance policies and post-Distribution claims shall be made under NRE insurance policies. The right to proceeds and the obligation to incur certain deductibles under certain insurance policies shall be allocated on a pro-rata basis. On the Distribution Date, NRE shall be required to have in place all insurance programs to comply with NRE’s contractual obligations and as reasonably necessary for the NRE Business, and NRF shall be required, subject to the terms of this Agreement, to obtain certain directors and officers Insurance Policies to apply against pre-Distribution claims.
Section 9.03    Tax Matters.
(a)    Taxability of Distribution. The Parties acknowledge that the Distribution is a taxable distribution under Section 301 of the Code, and the Parties shall not take any position on any U.S. federal, state, local or foreign Tax return that is inconsistent with such treatment.
(b)    NRF and NRE REIT Status.
(i)    NRF has no knowledge of any fact or circumstance that would cause NRE to fail to qualify as a REIT, including a failure to qualify as a REIT due to NRF’s failure to maintain REIT status.
(ii)    Subject to Section 9.03(b)(iii), NRF shall use its commercially reasonable efforts to cooperate with NRE as necessary to enable NRE to qualify for taxation as a REIT and receive customary legal opinions concerning NRE’s qualification and taxation as a REIT, including by providing information and representations to NRE and its tax counsel with respect to the composition of NRF’s income and Assets, the composition of the holders of stock of NRF and NRF’s organization, operation, and qualification as a REIT for its taxable year ending December 31, 2015.
(iii)    NRF shall use reasonable best efforts to maintain its REIT status for its taxable year ending December 31, 2015, unless NRF obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which NRE can rely, substantially to the effect that NRF’s failure to maintain its REIT status will not prevent NRE from making a valid REIT election for any taxable year, or otherwise cause NRE to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.
(iv)    NRE shall use its reasonable best efforts to qualify for taxation as a REIT for its taxable year ending December 31, 2015.
(v)    NRE shall use its commercially reasonable efforts to cooperate with NRF as necessary to enable NRF to qualify for taxation as a REIT and receive customary legal opinions concerning NRE’s qualification and taxation as a REIT, including by providing information and representations to NRF and its tax counsel with respect to the composition of NRE’s income and Assets, the composition of the holders of stock of NRE and NRE’s organization, operation, and qualification as a REIT for its taxable year ending December 31, 2015.
(c)    Tax Returns and Allocation of Tax Liabilities. The following provisions shall govern the allocation of responsibility and payment of Taxes as between NRF and NRE for certain Tax matters related to and following the Distribution Date:
(i)    NRF shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of NRE, all Tax Returns for each of NRE, the Subsidiaries of NRE, the European Real Estate Business, and the NRE Assets, as applicable, for all periods ending on or prior to the Distribution Date that are required to be filed after the Distribution Date. NRE hereby recognizes NRF’s authority to execute and file, on behalf of each of NRE, the Subsidiaries of NRE, the European Real Estate Business and the NRE Assets, all such Tax Returns (and agrees to take all action necessary to ensure such authorization in conformity with applicable Law and principles of good governance generally). To the extent not otherwise paid by NRF to the appropriate Taxing Authority, NRF shall reimburse NRE for Taxes of NRE, the Subsidiaries of NRE, the European Real Estate Business and the NRE Assets with respect to all such Tax Returns within fifteen (15) Business Days after payment by NRE, the Subsidiaries of NRE, the NRE Business or the NRE Assets of such Taxes. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of NRF, NRE, the Subsidiaries of NRE, the European Real Estate Business and the NRE Assets, as applicable, except as required by a change in applicable Law.
(ii)    NRE shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of NRF, any Tax Returns of any of NRE, the Subsidiaries of NRE, the NRE Business and the NRE Assets, as applicable, for Tax periods which begin before the Distribution Date and end after the Distribution Date. NRF shall pay to NRE, within fifteen (15) Business Days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Distribution Date. For purposes of this Section 9.03(c)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Distribution Date, the portion of such Tax which relates to the portion of such Tax period ending on the Distribution Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Distribution Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Distribution Date. Any credits relating to a Tax period that begins before and ends after the Distribution Date shall be taken into account as though the relevant Tax period ended on the Distribution Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the NRF, NRE, the Subsidiaries of NRE, the European Real Estate Business, and the NRE Assets, as applicable.
(iii)    NRE shall prepare and cause to be prepared and file or cause to be filed all other Tax Returns of any of NRE, the Subsidiaries of NRE, the NRE Business and the NRE Assets.
(iv)    Except as provided in Section 9.03(c)(v), NRE shall be responsible for, and shall indemnify, defend and hold harmless the NRF Group against, any and all any and all Taxes attributable to the Separation and Distribution (other than Taxes incurred by NRF under Section 311(b) of the Code as a result of the Distribution), regardless of whether such Taxes are required to be reported on a Tax Return of NRE or the Subsidiaries of NRE.
(v)    NRF shall be responsible for, and shall indemnify, defend, and hold harmless the NRE Group against, any and all Taxes due with respect to NRE, the Subsidiaries of NRE, the NRE Business and the NRE Assets that are attributable to NRF’s failure to qualify as a REIT for its taxable year ending December 31, 2015, unless such failure was due wholly or primarily to NRE, the Subsidiaries of NRE, the NRE Business or the NRE Assets.
(vi)    NRE shall be responsible for, and shall indemnify, defend, and hold harmless the NRF Group against, any and all Taxes due with respect to NRF, the NRF Subsidiaries, the NRF Business and the NRF Assets that are attributable to NRE’s failure to qualify as a REIT for its taxable year ending December 31, 2015, unless such failure was due wholly or primarily to NRF, the Subsidiaries of NRF, the NRF Business or the NRF Assets.
(d)    Cooperation. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to NRE, the Subsidiaries of NRE, the NRE Business and the NRE Assets and their respective assets or business relating to any taxable period beginning before the Distribution Date until the expiration of the statute of limitations (and, to the extent notified by any member of the NRE Group, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give NRE reasonable written notice prior to transferring, destroying or discarding any such books and records and, if NRE so requests, NRF shall allow NRE to take possession of such books and records at NRE’s expense.
(e)    Transfer Taxes. All sales, use and transfer Taxes, bulk transfer Taxes, deed Taxes, conveyance fees, documentary and recording charges and similar Taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by NRE. NRE and NRF shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.
(f)    Ad Valorem Tax Refunds. Any refund of ad valorem Taxes with respect to the NRE Assets for periods ending on or before the Distribution Date shall be for the benefit of NRE and the relevant member of the NRE Group, and NRF shall have no entitlement thereto. If NRF receives any refund of ad valorem Taxes with respect to the NRE Assets, NRF shall pay to NRE the full amount of such refund within five (5) Business Days.
(g)    Tax Contests. Unless otherwise provided in this Section 9.03(g), NRE shall control any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes of NRE, the Subsidiaries of NRE, the NRE Business and the NRE Assets.
(i)    With respect to any Tax Contest for which NRF acknowledges in writing that any member of the NRF Group is liable under this Agreement for any and all Liabilities relating thereto, the NRF Group shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) NRF shall promptly notify NRE in writing of its intention to control such Tax Contest, and (y) if any Tax Contest could reasonably be expected to have an adverse effect on any member of the NRE Group, the Tax Contest shall not be settled or resolved without NRE’s consent, which consent shall not be unreasonably withheld or delayed.
(ii)    With respect to any Tax Contest the negative resolution of which could reasonably be expected to adversely affect NRF’s ability to qualify as a REIT for any past or future taxable year (a “REIT-Related Contest”), NRF shall have the right to participate in all proceedings related to such REIT-Related Contest and shall receive timely notifications of all actions related to such REIT-Related Contest. NRE shall not be entitled to settle, either administratively or after the commencement of litigation, any REIT-Related Contest in a manner that would adversely affect NRF’s ability to qualify as a REIT for any past or future taxable year without NRF’s prior written consent.
To the extent there is any conflict between the provisions of this Section 9.03(g) and the provisions of Article VI or Sections 5.03, 5.04 or 5.05, the provisions of this Section 9.03(g) shall control.

Section 9.04    NRF Equity Awards.
(a)    With respect to NRF Equity Awards that are outstanding as of the Distribution Date and are adjusted in connection with the Distribution and related transactions to provide for the issuance of shares of NRE Common Stock, LTIP Units in NRE Operating Partnership (“NRE LTIP Units”) and/or dividend equivalent rights relating to shares of NRE Common Stock or NRE LTIP Units, NRE hereby agrees to issue, or cause a member of the NRE Group to issue, to the holders of such NRF Equity Awards shares of NRE Common Stock, NRE LTIP Units and/or cash, shares of NRE Common Stock or NRE LTIP Units in satisfaction of dividend equivalent rights, as applicable, at such time or times as required by the terms of the NRF Equity Awards, as adjusted, and otherwise be bound by the terms of such NRF Equity Awards, as adjusted, as they relate to such NRE Common Stock, NRE LTIP Units and/or dividend equivalents.
(b)    If, after the Distribution Date, NRF or NRE identifies an administrative error in the individuals identified as holding NRF Equity Awards, the amount of NRF Equity Awards so held, the vesting level of such NRF Equity Awards, the equitable adjustments made to such NRF Equity Awards in connection with the Distribution and related transactions or any other similar error, NRF and NRE shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and NRF and NRE in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner, exercises and the settlement of equity awards. Each of the Parties will work together to make certain that each applicable entity’s data and records with respect to the NRF Equity Awards, as adjusted, are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of all applicable Laws.
(c)    The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the NRF Equity Awards, as adjusted, including NRE Common Stock and NRE LTIP Units to be issued pursuant thereto, to the extent any such registration statement is required by applicable Law.
(d)    The Parties hereby acknowledge that the provisions of this Section are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
(e)    Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction with respect to NRF Equity Awards is not limited by reason of Section 162(m) of the Code, and (ii) the adjustment of the NRF Equity Awards does not cause the imposition of a tax under Section 409A of the Code.

ARTICLE X
TERMINATION
Section 10.01    Termination. This Agreement may be terminated by NRF at any time, in its sole discretion, prior to the Distribution Date.
Section 10.02    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date, neither Party (or any of its directors or officers) shall have any Liability or further obligation to the other Party.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.
(b)    This Agreement, the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein; provided, however, that nothing contained herein or in any Ancillary Agreement shall modify or amend the terms of the Management Agreement, and to the extent of any conflict between the terms of the Management Agreement and this Agreement, the terms of the Management Agreement shall control.
(c)    NRF represents on behalf of itself and each other member of the NRF Group, and NRE represents on behalf of itself and each other member of the NRE Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 11.02    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.
Section 11.03    Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written Consent of the other Party, and any attempt to assign any rights or obligations under this Agreement without such Consent shall be void; provided that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchase expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
Section 11.04    Successors and Assigns. The provisions to the Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 11.05    Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any NRF Indemnitee or NRE Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any Person except the parties hereto or thereto any rights or remedies hereunder or thereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, this Agreement is solely for the benefit of the Parties hereto, and no current or former director, officer, employee or independent contractor of any member of the NRF Group or any member of the NRE Group or any other individual associated therewith (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Agreement shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any benefit plan, program, policy, agreement or arrangement of any member of the NRF Group or any member of the NRE Group. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate any benefit plans, programs, policies, agreements or arrangements of any member of the NRF Group or any member of the NRE Group, and nothing herein shall be construed as an amendment to any such benefit plan, program, policy, agreement or arrangement. No provision of this Agreement shall require any member of the NRF Group or any member of the NRE Group to continue the employment of any employee of any member of the NRF Group or any member of the NRE Group for any specific period of time following the Distribution Date.

Section 11.06    Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by electronic mail, (c) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (d) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
If to NRF, to:
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attn: General Counsel
Fax: (212) 547-2700

If to NRE to:
NorthStar Realty Europe Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attn: General Counsel
Fax: (212) 547-2700

Either Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 11.07    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.
Section 11.08    Publicity. Prior to the Distribution, each of NRE and NRF shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

Section 11.09    Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement and subject to Section 3.02(g), all third party fees, costs and expenses paid or incurred in connection with the Separation and the Distribution will be paid by NRF.
Section 11.10    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
Section 11.11    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, (a) the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement and (b) any covenants, representations or warranties contained in any Ancillary Agreement and any liabilities for the breach of any obligations contained in any Ancillary Agreement, in each case, shall survive each of the Separation and the Distribution and shall remain in full force and effect.
Section 11.12    Waivers of Default. Waiver by any party hereto or to any Ancillary Agreement of any default by any other party hereto or thereto of any provision of this Agreement or such Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.
Section 11.13    Specific Performance. Subject to Section 4.02 and notwithstanding the procedures set forth in Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party or parties shall not oppose the granting of such relief. The parties to this Agreement and any Ancillary Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
Section 11.14    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 11.15    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the schedules and annexes hereto or thereto) and not to any particular provision of this Agreement or such Ancillary Agreement. Article, Section, Schedule and Annex references are to the articles, sections, schedules and annexes of or to this Agreement or the applicable Ancillary Agreement unless otherwise specified. Any reference herein to this Agreement or any Ancillary Agreement, unless otherwise stated, shall be construed to refer to this Agreement or such Ancillary Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 11.14 and the terms of any applicable provision in any Ancillary Agreement. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.
Section 11.16    Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement in any other court. The parties to this Agreement or any Ancillary Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party to this Agreement or any Ancillary Agreement anywhere in the world.
Section 11.17    Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed as of the date first written above by their duly authorized representatives.

NORTHSTAR REALTY EUROPE CORP.
By
Name:
Title:

NORTHSTAR REALTY FINANCE CORP.
By
Name:
Title:

[Signature Page to Separation Agreement]

Schedule I
Separation Transactions

1.
NRF contributes its 5.1% ownership interest in Trias Holdings-T(US), LLC and its 5.1% ownership interest in Prime Holdings-T(US), LLC to NRF Operating Partnership pursuant to the contribution agreement included in Annex II to the Contribution Agreement.

2.
NRF Operating Partnership contributes (i) all of its rights, title, and interest in Trias Holdings-T(US), LLC, Prime Holdings-T(US), LLC, Symbol Holdings-T(US), LLC and Dukes Court-T(UK), LLC, and (ii) $250 million in cash to NRE Operating Partnership in exchange for a number of partnership common units in NRE Operating Partnership calculated pursuant to the contribution agreement included in Annex II to the Contribution Agreement.

3.
NRF Operating Partnership distributes partnership common units of NRE Operating Partnership, pro rata, to NRF and holders of certain equity interests in NRF Operating Partnership based on their percentage ownership in NRF Operating Partnership.

4.
NRF contributes all of the outstanding common units of the NRE Operating Partnership that it owns to NRE in exchange for such number of shares of NRE common stock equal to one share of NRE common stock for every six shares of NRF common stock that will be outstanding as of 5:01 PM on October 22, 2015, minus the number of shares of NRE owned by NRF prior to such issuance.

5.	NRF distributes one share of NRE common stock, par value $0.01 per share, for every six shares of NRF common stock held by the Record Holders (as defined in the Separation Agreement).